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                                                                     Exhibit 8.1

                            FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                             BOSTON, MA 02109-2170


                                                September 6, 2000



VERMONT PURE HOLDINGS, LTD.
P.O. Box C
Route 66, Catamount Industrial Park
Randolph, Vermont  05060

Re:      Proposed Merger of Vermont Pure Holdings, Ltd. and VP Acquisition Corp.
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Ladies and Gentlemen:

         We have acted as counsel to you, Vermont Pure Holdings, Ltd. ("Holdings"), a Delaware corporation, in connection with the proposed merger (the "Merger") of VP Acquisition Corp. ("Merger Sub"), a Delaware corporation and wholly-owned subsidiary of VP Merger Parent, Inc. ("Parent"), a Delaware corporation, with and into Holdings, in accordance with the Agreement and Plan of Merger and Contribution (the "Agreement") by and among Holdings, Parent, Merger Sub, Crystal Rock Spring Water Company (the "Company"), a Connecticut corporation; and Henry E. Baker, John B. Baker, Peter K. Baker, and the other stockholders of the Company listed on Exhibit D to the Agreement, being all of the stockholders (the "Stockholders") of the Company, dated as of May 5, 2000, as amended. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

         We have examined the law and such papers, including the Agreement, as deemed necessary to render the opinions expressed below. As to questions of fact material to our opinion we have relied on the representations of Holdings, Merger Sub and Parent set forth in letters addressed to us and attached to this letter (the "Letters of Representation"), without undertaking to verify the same by independent investigation; upon representations set forth in the Agreement (including the Exhibits); and upon such other documents pertaining to the Merger as we have deemed appropriate and necessary.

         In our examination we have assumed that (i) the Merger and the Contribution will be consummated in accordance with the terms of the Agreement;
(ii) each entity that is a party to any of the documents (the "Documents") described in the preceding paragraphs has been duly organized under the laws of its state or country of organization, is validly existing and in good standing under such laws, and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the transactions contemplated by the Documents; (iii) each such entity has full power, authority, capacity and legal right to enter into and perform the terms of the Documents and the transactions contemplated thereby; (iv) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies), those that are contracts or instruments are enforceable and effective in accordance with their terms against all

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VERMONT PURE HOLDINGS, INC.
September 6, 2000
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parties thereto, and all signatures are genuine; (v) any representations made in the Documents are, and will continue to be, true and complete, and no default exists under any of the Documents; (vi) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws; (vii) no actions will be taken, no change in any of the Documents will occur, and no other events will occur, after the date hereof, that would have the effect of altering the facts, Documents or assumptions upon which this opinion is based; and (viii) the business reasons for the Merger and the Contribution taken together will constitute a valid business purpose, within the meaning of Treasury Regulation section 1.368-1(b) and (c), for the Merger and the Contribution taken together.

         The opinions rendered to you herein are based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department, temporary and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service, as each of the foregoing exists on the date hereof. The opinions rendered to you below are not binding on the Internal Revenue Service or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from the opinions rendered below will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions.

         We express no opinion as to the federal income tax consequences of the Merger other than that described below, if any, or as to the effect of the Merger on other transactions, or as to any state, local or foreign income or other tax consequences of the Merger.

         Based on the foregoing, we are of the opinion, as of the date hereof and under existing law, that for United States federal income tax purposes

         1.  the Merger will constitute part of a transaction described in section 351 of the Code, or a reorganization or a part of a reorganization within the meaning of section 368(a) of the Code;

         2. no gain or loss will be recognized by any of Holdings, Parent, or Merger Sub as a result of the Merger;

         3. no gain or loss will be recognized by a Holdings stockholder as a result of the receipt of shares of Parent common stock solely in exchange for shares of Holdings common stock;

         4. the aggregate tax basis of the shares of Parent common stock that a Holdings stockholder receives in exchange for his shares of Holdings common stock will be the same as the aggregate tax basis of such shares of Holdings common stock;

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VERMONT PURE HOLDINGS, INC.
September 6, 2000
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         5.  the holding period for shares of Parent common stock received in exchange for shares of Holdings common stock will include the holding period of such shares of Holdings common stock, provided such shares of Holdings common stock are held as capital assets by the stockholder at the Effective Time.

         We undertake no responsibility to update or supplement our opinions. We are furnishing this letter to you solely for the purpose of satisfying Section
7.7 of the Agreement and in support of the information set forth under the heading "Material Federal Income Tax Consequences" in the Registration Statement. We hereby confirm that such information reflects our opinions regarding the material United States federal income tax consequences of the Merger. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to our firm under such heading in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                            Very truly yours,

                                            FOLEY, HOAG & ELIOT LLP

                                            By: /s/ Richard Schaul-Yoder
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                                               Richard Schaul-Yoder
                                               A Partner